UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   LaRoche, Jr., Richard F.
   2103 Shannon Drive
   Murfreesboro, TN  37129
2. Issuer Name and Ticker or Trading Symbol
   National HealthCare Corporation
   NHC
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   January 26, 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Shares of Common Stock - NHC,|      |    |                  |   |           |8,875              |D     |Distr'd S Corp Shares      |
 Inc.                        |      |    |                  |   |           |                   |      |                           |
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Shares of Common Stock, held |      |    |                  |   |           |29,523             |I     |Remain. in GRAT            |
in trust, subject to life est|      |    |                  |   |           |                   |      |                           |
ate                          |      |    |                  |   |           |                   |      |                           |
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Shares of Common Stock - IRA |      |    |                  |   |           |2,147              |D     |IRA                        |
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Shares of Common Stock - Fami|      |    |                  |   |           |33,938             |I     |Family Partnership         |
ly Partnership               |      |    |                  |   |           |                   |      |                           |
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Shares of Common Stock - My n|      |    |                  |   |           |310,332            |D     |                           |
ame or my wife's name        |      |    |                  |   |           |                   |      |                           |
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Shares of Common Stock - chil|      |    |                  |   |           |5,625              |I     |In child's name            |
dren at home                 |      |    |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Option to purchase commo|$4.00   |12/30|A   |40,000     |A  |12/30|12/30|Common Stock|40,000 |$4.00  |40,000      |D  |            |
n stock                 |        |/99  |    |           |   |/99  |/05  |            |       |       |            |   |            |
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Explanation of Responses: